Exhibit 10.42

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

DERMTECH, INC.

CONVERTIBLE PROMISSORY NOTE

US$137,493.00	August 17, 2018

DermTech, Inc., a corporation duly formed under the laws of the State of Delaware, (the “Company”), for value received, hereby promises to pay to RTW Innovation Master Fund, Ltd. or registered assigns (the “Note Holder”) the principal sum of US$137,493.00, together with interest, in the manner provided herein.

1. Maturity Date; Repayment.

(a) Maturity Date. Unless converted as provided in Section 3 herein, all amounts outstanding and unpaid under this Convertible Promissory Note (this “Note”) shall be due and payable on or at any time (such time a “Maturity Event”) after the earliest to occur of: (i) March 31, 2019 (the “Maturity Date”), (ii) the occurrence of an Event of Default (as defined in Section 5 hereof), (iii) the consummation of a liquidation or dissolution of the Company (each, a “Liquidation Event”), or (iv) a Liquidation Transaction as defined in the Company’s Amended and Restated Certificate of Incorporation. At any time thereafter, the Note Holder may make written demand to the Company for repayment; provided, however, that no written demand shall be required for repayment pursuant to a Liquidation Event.

(b) Repayment. On or after the Maturity Date, the Company may elect to repay all (but not any parts of) amounts outstanding and unpaid under this Note so long as the Company has provided ten (10) business days written notice to the Note Holder of its intention to repay this Note. Any payments shall be made pro rata amount among all holders of Notes (as defined below).

2. Interest. Interest on the unpaid principal amount shall accrue beginning on the issue date set forth above at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid or converted, as provided in Section 3 hereof; provided that, for each day that this Note remains due and payable following the occurrence of a Maturity Event , interest on the unpaid principal amount shall accrue at a rate equal to fifteen (15%) per annum. Except on earlier conversion in accordance with Section 3, interest shall not be due and payable until the Maturity Date or an earlier Event of Default or Liquidation Event.

3. Conversion, Registration Rights, Right of First Offer and Future Rights.

(a) Automatic Conversion in Connection with a Qualified Financing. The unpaid principal amount of this Note together with any interest accrued but unpaid thereon, shall automatically be converted into shares of the Company’s equity securities to be issued and sold at the closing of a single or series of related capital raising transactions in which the Company issues equity securities to persons or entities in which the aggregate gross proceeds to the Company are at least twenty million Dollars ($20,000,000) (“Qualified Financing”) (including proceeds up to $3,000,000 received by the Company from this Note and any other Note of substantially the same form issued on or after the date hereof and prior to such Qualified Financing (collectively, the “Notes”)) that occurs on or prior to the Maturity Date (it being understood that if such Qualified Financing consists of more than one type of security, the Note Holder shall be entitled to receive all of such securities upon such conversion). Upon the conversion of this Note pursuant to this Section 3(a), the Note Holder shall be entitled to receive (I) a number of shares of the Company’s equity securities to be issued and sold at the closing of the next Qualified Financing (“New Stock”) to be issued upon such conversion equal to the quotient obtained by dividing the unpaid principal amount of this Note plus interest accrued but unpaid thereon, by the lesser of (i) the lowest price per share of the New Stock paid in the Qualified Financing by investors multiplied by (x) if such Qualified Financing occurs on or prior to November 15, 2018, 90%, and (y) if such Qualified Financing occurs after November 15, 2018, 80%, and (ii) the price per share obtained by dividing $45,000,000 by the Company’s fully-diluted capitalization immediately prior to such Qualified Financing assuming exercise or conversion of all outstanding options and issuance of all outstanding restricted stock unit awards, including all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, but excluding any shares issuable upon exercise of the Company’s outstanding warrants or conversion of the Notes; (II) to the extent that the Company issues warrants to the investors in the Qualified Financing, a warrant, in substantially the same form as the warrants issued to the investors in the Qualified Financing (“New Warrant”), exercisable for a number of shares of the New Warrant’s underlying securities equal to the number of shares of such underlying securities that the New Warrant would have been exercisable for if the Note Holder purchased a number of shares of the Company’s equity securities in such financing equal to the amount of New Stock that the Note Holder would be entitled to under Section 3(a)(I) in connection with such Qualified Financing; and (III) to the extent that the Company issues any other type of non-equity securities to the investors in the Qualified Financing, non-equity securities in substantially the same form as the non-equity securities issued to the investors in the Qualified Financing (“New Non-Equity Securities”) in an amount based upon the calculation provided in the foregoing Section 3(a)(II), with such calculation adjusted only as necessary to account for differences between the mechanics of a warrant and the mechanics of the New Non-Equity Securities. The issuance of the shares of New Stock, the New Warrant and the New Non-Equity Securities upon such conversion shall be upon the terms and subject to the conditions applicable to the Qualified Financing. Upon such conversion, the Note Holder will execute such agreements as may be entered into by purchasers of shares of New Stock in the Qualified Financing generally, if any. The Company shall use best efforts to ensure that the Note Holder, together with RTW Master Fund, Ltd., continues to have the right to designate a member to the Company’s board of directors pursuant to that certain Amended and Restated Voting Agreement, dated as of September 26, 2017 and amended on March 5, 2018, by and among the Company, the Note Holder and other parties thereto, following the closing of the Qualified Financing.

(b) Optional Conversion. At any time, the Note Holder may elect, at any time, upon two (2) business days written notice to the Company, to convert all, but not less than all, of the outstanding principal balance under this Note, together with any accrued but unpaid interest thereon, into shares of the Company’s Series C Preferred Stock (the “Optional Conversion”). Upon conversion of this Note pursuant to this Section 3(b), the Note Holder shall be entitled to receive (1) a number of shares of the Company’s Series C Preferred Stock equal to the quotient obtained by dividing (i) the unpaid principal amount of this Note plus interest accrued but unpaid thereon, by (ii) $5.54, subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reclassification or other similar event (the “Optional Conversion Calculation”) and (2) warrants, in substantially the same form as any warrants issued to any purchasers of the Company’s Series C Preferred Stock.

(c) Change in Control. The Company shall provide the Note Holder with ten (10) business days prior written notice before Company consummates a Change of Control (as hereinafter defined) prior to the payment in full or conversion of this Note, and such notice shall include the material terms and conditions of such Change of Control along with any term sheets, letters of intent, or other definitive agreements. If the Company consummates a Change of Control (as hereinafter defined) prior to the payment in full or conversion of this Note, then the Note Holder may elect, upon two (2) business days written notice to the Company, to either (1) effect an Optional Conversion in accordance with the Optional Conversion Calculation; or (2) demand payment of the then outstanding principal amount and the then current accrued but unpaid interest under this Note (the “Base Amount”) plus an amount equal to the Base Amount multiplied by, (i) if such Change of Control is consummated on or prior to March 31, 2019, 150%, or (ii) if such Change of Control is consummated after March 31, 2019, 175%. A “Change of Control” shall mean the occurrence of (i) any transaction or series of related transactions that results in a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(d) Registration Rights. The holder of the securities issued upon conversion of this Note shall be entitled to the registration rights provided in the Amended and Restated Investors’ Rights Agreement dated September 26, 2017, by and among the Company, the Note Holder and other parties thereto, as may be amended (the “A&R IRA”), upon becoming a party to such agreement (if not already a party).

(e) Right of First Offer. The Note Holder shall be entitled to the same right of first offer provided in Section 2.2 of the A&R IRA to Major Investors (as defined therein), notwithstanding the fact that the Note Holder may not be considered a Major Investor. For purposes of Section 2.2 of the A&R IRA, the number of shares of the Company’s Common Stock issuable upon conversion and exercise of all convertible or exercisable securities then held by the Note Holder shall be calculated based solely upon the holdings that that Note Holder would receive from this Note if it was converted in accordance with the terms of Section 3(b).

(f) Optional Conversion at Non-Qualified Financing. In the event the Company consummates, on or before the Maturity Date, an equity financing pursuant to which it sells shares of equity in a transaction that does not constitute a Qualified Financing, then the Company shall provide written notice to the Note Holder, and the Note Holder shall have the option, but not the obligation, to elect to treat such equity financing as a Qualified Financing on the same terms set forth herein.

(g) Future Rights. In the event that, prior to the Company’s payment in full of all obligations hereunder, the Company issues any convertible debt (or similar securities), including any other Notes, which provides any rights, preferences, or privileges that are in any way different or more favorable than the rights, preferences and privileges set forth in this Note, then the Company shall provide prompt written notice to the Note Holder, including details regarding any different or more favorable rights, preferences or privileges, and shall provide the Note Holder with the right to elect any of such rights, preferences, or privileges with respect to this Note.

4. Mechanics of Conversion.

(a) No Fractional Shares. No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Note Holder would otherwise be entitled, the Company will pay to the Note Holder in cash any amount that would otherwise be converted into such fractional share.

(b) Automatic Conversion Mechanics. In the event that this Note is converted into New Stock (and to the extent applicable, a New Warrant and/or New Non-Equity Securities) pursuant to Section 3(a), the Note Holder shall surrender this Note, duly endorsed, to the Company at the closing of the Qualified Financing and this Note shall thereupon be canceled. As soon as practicable following surrender of this Note (or a duly executed affidavit of loss with any indemnity requested by the Company) and at its expense, the Company will issue and deliver to the Note Holder, a certificate or certificates representing the number of shares of New Stock to which the Note Holder is entitled upon such conversion (and to the extent applicable, a warrant agreement representing the New Warrant to which the Note Holder is entitled and/or customary documentation representing any New Non-Equity Securities to which the

Note Holder is entitled), together with a check payable to the Note Holder for any cash amounts payable pursuant to Section 4(a).

(c) Optional Conversion Mechanics. In the event that this Note is converted into Series C Preferred Stock pursuant to Section 3(b), the Note Holder shall notify the Company at least two (2) calendar days prior to the date that the Note Holder intends to effect the Optional Conversion. The Company shall at all times during which this Note shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Note, (i) the requisite number of shares of Series C Preferred Stock for issuance upon conversion of this Note prior to the issuance of such shares and (ii) sufficient shares of the Company’s Common Stock for issuance upon conversion of the Series C Preferred Stock. At the time of the consummation of the Optional Conversion, the Note Holder shall surrender this Note, duly endorsed, to the Company and this Note shall thereupon be canceled. As soon as practicable following surrender of this Note (or a duly executed affidavit of loss with any indemnity requested by the Company) and, at its expense, the Company will issue and deliver to the Note Holder a certificate or certificates representing the number of shares of Series C Preferred Stock to which the Note Holder is entitled upon the Optional Conversion, together with a check payable to the Note Holder for any cash amounts payable pursuant to Section 4(a).

5. Event of Default. If either of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) default in the payment when due of any principal or interest under this Note or default in the conversion of this Note in accordance with the terms hereof, where such default shall continue uncured for a period of five (5) business days after written notice by the Note Holder;

(b) the institution against the Company or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) calendar days of filing; or the institution by the Company or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors;

(c) a material breach by the Company of any of its covenants, representations or warranties in this Note, provided that the Note Holder notified the Company of the breach and the Company failed to cure or remedy within thirty (30) days of such notice;

(d) the Company defaults under any Indebtedness (as hereinafter defined) of the Company which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness for borrowed money under which the maturity has been accelerated, exceeds $500,000; or

(e) one or more judgments in an aggregate amount in excess of $500,000 (which are not covered by insurance) are rendered against the Company and such judgments are not discharged, stayed or satisfied within 90 days after such judgments become final and non-appealable;

then, and in any such event, the Note Holder may, by notice to the Company, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable under this Note to be forthwith due and payable.

6. Liquidation Event. In the event that, prior to the prior to the payment in full or conversion of this Note, the Company enters into a definitive agreement or plan to effect a Liquidation Event, the Company shall notify the Note Holder of such determination and the Note Holder shall be entitled to elect in writing to receive, upon consummation of such Liquidation Event, an amount equal to (i) the then outstanding principal amount under this Note and (ii) the then current accrued but unpaid interest under this Note.

7. Future Indebtedness. The Company shall not, without the written consent of the Note Holder, incur any Indebtedness following the issuance of this Note, other than (i) Indebtedness pursuant to the Notes or (ii) Indebtedness that is junior in right of payment to the Notes, until all of the principal and interest under the Notes has been paid in full or converted in accordance with the terms of the Notes. “Indebtedness” means obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money, (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or contract and (e) guarantees of the types of obligations described in clauses (a) though (d) above.

8. Termination of Rights. Upon payment in full of this Note in accordance with Section 1, conversion of this Note in accordance with Section 3 or payment in full of this Note in connection with a Liquidation Event in accordance with Section 6, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note except its obligations pursuant to Sections 3, 4, 6 and 16.

9. Representations and Warranties of the Note Holder. The Note Holder hereby represents and warrants to the Company as of the date the Note was issued as follows:

(a) Securities Law Compliance. The Note Holder has been advised that this Note and the underlying securities have not been registered under the Securities Act, or any state securities laws, and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Note Holder is aware that the Company is under no obligation to effect any such registration with respect to this Note or the underlying securities, except as set forth in Section 3(d), or to file for or comply with any exemption from registration. The Note Holder, if an entity, has not been formed solely for the purpose of making this investment. The Note Holder is purchasing this Note to be acquired by the Note Holder hereunder for the Note Holder’s own account for investment, not as a nominee or agent, and not with a view to, or for resale of this Note or the underlying securities in connection with, the distribution thereof, and the Note Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The residency of the Note Holder (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth beneath the Note Holder’s name on the signature page hereto.

(b) Accredited Investor. The Note Holder has such knowledge and experience in financial and business matters that the Note Holder is capable of evaluating the merits and risks of its investment in this Note, is able to incur a complete loss of such investment without impairing the Note Holder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. The Note Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and will submit to the Company such further assurances of such status as may be reasonably requested by the Company.

10. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date the Note was issued as follows:

a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business (a “Material Adverse Effect”).

b) Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Company’s Board of Directors (the “Board”) has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

c) Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

d) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

e) Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

f) Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

g) No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) any Holder, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Holder.

h) Offering. The offer, issue, and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

i) Use of Proceeds. The Company shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

11. Transfer; Successors and Assigns. The Note Holder may sell, assign, pledge, dispose of or otherwise transfer this Note or any interest herein without the prior written consent of the Company so long as the Note Holder provides the Company two (2) business days written notice of such transfer. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note (or affidavit of loss with any indemnity requested by the Company) for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued by the Company to, and registered in the name, of, the transferee, who shall thereupon be deemed the registered Note Holder. Interest and principal are payable only to the registered Note Holder. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

12. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

13. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made: (i) if delivered by hand, when received, (ii) if sent by a nationally recognized courier service, one business day after delivery to such courier service, (iii) if transmitted by facsimile or e-mail, at the time such transmission is confirmed to the sender, (iv) if sent by certified mail, four business days after delivery to the postal system, in each case addressed as follows in the case of the Company and the Note Holder or to such other address as may be hereafter notified by the respective parties hereto and any future holder(s) of this Note:

Company:	11099 N. Torrey Pines Road, #100 La Jolla, CA 92037 Attn: Steven Kemper

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC 3850 Carmel Mountain Road Suite 300 San Diego, CA 92130 Attn: Jeremy Glaser (which copy shall not constitute notice)

Note Holder:	RTW Investments, LP

With a copy to:	CrandonLaw

14. Amendments and Waivers. This Note may be amended or modified, and any provision hereof may be waived with the written consent of the Company and the Note Holder. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

15. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

16. Legal Fees. The Company shall reimburse the Note Holder for its actual and reasonable legal fees incurred up to a maximum of $5,000. The Company shall reimburse the Note Holder for actual and reasonable costs, fees, and expenses of the Note Holder incurred by the Note Holder in enforcing any of its rights hereunder following the occurrence of an Event of Default.

17. Rights Reserved. No provisions of this Note and no right or option granted or conferred herein shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers, including without limitation, its corporate right and power to issue securities, recapitalize, amend its Amended and Restated Certificate of Incorporation, reorganize, consolidate or merge with or into another corporation, or transfer or encumber all or any part of its property or assets.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

DERMTECH, INC.

By:	/s/ Steven Kemper
Name: Steven Kemper
Title: Chief Financial Officer

AGREED AND ACCEPTED BY:

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Roderick Wong
Name: Roderick Wong
Title: Director

[Signature Page to Convertible Promissory Note]